1  BUTLER
   MANUFACTURING
   COMPANY
   FIRST
   QUARTER
   REPORT 2003
   THREE MONTHS ENDED
   MARCH 31, 2003
   [BUTLER LOGO] 1540 GENESSEE STREET, KANSAS CITY, MO 64102


To Our Shareholders:

First quarter sales were $170 million, 7% lower than a year ago. According to F.W. Dodge, domestic nonresidential construction activity remained weak with total contract awards off 18% through February. Price competition also remained intense and the unabsorbed capacity costs associated with the lower volume resulted in a loss for the quarter of $3.9 million, or $.62 per share, compared with a loss of $5.4 million, or $.85 per share last year. Costs are being well managed as evidenced by the lower expenses for the quarter that more than offset rising health care, pension and general insurance cost increases.

Sales in the North American Building Systems segment were approximately $80 million, up nearly 3% compared with a year ago. Our pre-engineered metal buildings sales were up and sales in our Lester wood frame building business were down when compared with last year. Although the domestic market was weaker, we were able to grow the top line and gain market share in the metal building market. However, higher steel costs and continued price competition resulted in an operating loss of $6.4 million compared with an operating loss of $4.9 million last year. The metal building business accounted for the increased loss. We recently announced the decision to build a pre-engineered metal building facility in Northeast Mexico, a necessary step to adjust our sourcing strategy. This investment will support the company's successful historical growth in Mexico and Latin America and enhance our competitiveness and growth prospects in these markets. In addition, the plant will provide a source of lower cost production to serve the US market.

The International Building Systems segment sales, all from China in the current year, were approximately $22 million, up 17% compared with a year ago, excluding European sales as that business was sold in July 2002. Operating income was $2.6 million compared with $0.4 million last year. The 2002 results include a loss from Europe of $0.6 million. The market for our products in China remains strong. We intend to build upon Butler's leadership position in the pre-engineered metal building market in China investing in additional capacity, as needed, to support growth and introduce new products to broaden the markets served.

The Vistawall Architectural Products segment sales were about $53 million, up 2.5% compared with last year. Operating earnings were $2.1 million compared with $0.9 million a year ago with the improvement driven by increased operating efficiencies and lower operating costs. We opened two additional service centers during the quarter to support the growth strategies in this segment and will use our capacity and low cost structure to continue to target market share gains.

Butler Construction's sales were approximately $19 million compared with $38 million last year and operating earnings were $0.3 million compared with $0.8 million in 2002. The drop in earnings was volume related with costs well managed. The Real Estate segment had no sales in the first quarter with none last year as well. The business recorded a pretax loss of $0.6 million compared with pretax earnings of $0.6 million last year. This turnabout was related to lower rental income as well as recording $0.8 million in cumulative depreciation on a project where the prospect for the sale has extended beyond one year.

Domestic construction markets remain weak and challenging. Entering April, our backlog was $277 million, down about 2% from a comparable backlog a year ago. Price competition is expected to continue in the second quarter and unabsorbed capacity costs will continue with the likely result of a loss for the quarter. Our higher margin product backlog was approximately 1% lower and construction backlog was down about 4%. We are striking a balance between tough cost management and investment in new products and strategic investments that will position the company for marked improvement when the economy turns around.

Cordially yours,

/s/ John Holland

John Holland
Chairman and Chief Executive Officer

April 24, 2003
Butler Manufacturing Company



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

CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------------
THREE MONTHS ENDED MARCH 31,                               2003             2002
-------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales                                               $     169,767    $   182,852
Cost of sales                                                 148,347        160,733
                                                        -------------    -----------
   Gross profit                                                21,420         22,119
Selling, general and administrative expenses                   26,542         27,837
                                                        -------------    -----------
   Operating loss                                              (5,122)        (5,718)
Other income (expense), net                                      (996)           (70)
                                                        -------------    -----------
   Loss before interest and taxes                              (6,118)        (5,788)
Interest expense                                                2,146          1,958
                                                        -------------    -----------
   Pretax loss                                                 (8,264)        (7,746)
Income tax benefit                                              4,349          2,378
                                                        -------------    -----------
   Net loss                                             $      (3,915)   $    (5,368)
                                                        =============    ===========
Basic loss per common share                             $       (0.62)   $     (0.85)
                                                        =============    ===========
Diluted loss per common share                           $       (0.62)   $     (0.85)
                                                        =============    ===========
Basic weighted average number of shares                     6,335,289      6,290,239
Diluted weighted average number of shares                   6,335,289      6,290,239




CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------------------------------------------------------
AT MARCH 31,                           2003         2002                                                  2003         2002
-------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
                                                                  LIABILITIES &
ASSETS:                                                           SHAREHOLDERS' EQUITY:
   Cash and equivalents              $  62,321    $ 45,263     Short-term debt                          $  12,288    $   7,557
   Receivables, net                     88,098      94,791     Accounts payable                            54,346       55,881
   Inventories                          61,846      54,548     Accrued liabilities                        107,602       89,993
   Real estate developments              5,598      23,975     Taxes on income                              8,711        5,248
   Net current deferred tax assets      26,783      16,635     Dividends payable                            1,140        1,134
   Other current assets                 17,900       9,400                                              ---------    ---------
                                     ---------    --------           Total current liabilities            184,087      159,813
      Total current assets             262,546     244,612
                                                               Net noncurrent deferred tax liabilities      4,799        3,683
   Investments and other assets         60,245      52,340     Other non-current liabilities               20,408       21,493
   Assets held for sale                  3,684       3,684     Long-term debt                              93,648       98,041
   Plant and equipment, net            121,040     141,013     Shareholders' equity                       144,573      158,619
                                     ---------    --------                                              ---------    ---------
                                     $ 447,515    $441,649                                              $ 447,515    $ 441,649
                                     =========    ========                                              =========    =========




CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED MARCH 31,             2003         2002                                                  2003          2002
----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
CASH FROM                                                         CASH FROM
OPERATING ACTIVITIES:                                             FINANCING ACTIVITIES:
   Net loss                           $  (3,915)    $ (5,368)        Dividends                              (1,135)       (1,130)
   Depreciation and amortization          5,538        4,533         Net change in long-term debt            1,121          (203)
   Change in assets and liabilities     (12,125)      (1,489)        Net change in short-term debt           2,476          (160)
   Other, net                               (17)          15         Purchase and sale of
                                      ---------     --------            treasury stock, net                    400           358
      Total                             (10,519)      (2,309)                                            ---------     ---------
                                      ---------     --------            Total                                2,862        (1,135)
                                                                                                         ---------     ---------
CASH FROM
INVESTING ACTIVITIES:                                             EFFECT OF EXCHANGE RATE CHANGES              213            54
   Capital expenditures - PP&E           (4,759)      (1,602)                                            ---------     ---------
   Capital expenditures - software       (1,254)      (2,314)     INCREASE (DECREASE) IN
                                      ---------     --------      CASH AND EQUIVALENTS                   $ (13,457)    $  (7,306)
      Total                              (6,013)      (3,916)                                            =========     =========
                                      ---------     --------
